Exhibit 5.1

February 27, 2019

Zynga Inc.
699 Eighth Street
San Francisco, CA 94103

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Zynga Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 51,666,660 shares of Class A Common Stock, par value $0.00000625 per share, consisting of: (i) 34,444,440 shares of Class A Common Stock reserved for issuance under the 2011 Equity Incentive Plan and (ii) 17,222,220 shares of Class A Common Stock reserved for issuance under the 2011 Employee Stock Purchase Plan (such plans are referred to herein as the “Plans” and such shares of Class A Common Stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation